Exhibit 10.21

Sky Financial Group

Incentive Compensation Program

(As in Effect January 2006)

Master Plan Description

January 2006

Objective	It is Sky Financial Group’s objective to provide an equitable corporate-wide incentive that awards individual and team effort in meeting or exceeding sales and income goals and assists in the retention of key employees.

Overview	Four key performance measures will be used throughout the organization. These measures, Client Service Quality, Balance Sheet Quality/Risk Management, Profitability and Growth were chosen because they reflect the results of our performance. They are used in all areas of the organization to focus employees on common goals and to assist in building partnerships across all business units and affiliates. All of these goals can be measured effectively and tracked to provide frequent feedback on progress.

Participants	Eligible full-time and part-time, regular, non-commissioned based employees of Sky Financial Group and its affiliates including, Sky Bank, Sky Trust and Sky Insurance.

Opportunity Levels	An individual’s incentive compensation level is determined by the employee’s title and functional responsibility as well as external market competitiveness as determined through extensive surveys. The following Targets apply to the following groups, unless the Participant’s employer has specified different or additional criteria:

Sky Bank, Sky Trust and Sky Financial Group:
	•	Level 1: Target of 4%, up to 8% of base salary – Individuals who are responsible for their own work under general daily supervision; duties are often routine. Work falls under generally established rules and procedures of the company. Examples: CSAs, Operations Associates, Processing Associates Levels I and II, Personal Banking Associate I, Department Assistants.
	•	Level 2: Target of 6.5%, up to 13% of base salary – Positions requiring a level of expertise, which demonstrates proficiency in a specialized field of knowledge. Also requires independent decision-making and limited supervision. Acts as a resource for others. Examples: Analyst positions, Team Leaders, Administrative Assistants.
	•	Level 3: Target of 7.125%, up to 14.25% of base salary – Responsible for managing people in a small group or as one of the managers in a large department. May manage a department function or loan portfolio. Examples: Supervisors, Personal Banker III, Financial Center Manager I, and Loan Consultants.
	•	Level 4: Target of 15%, up to 30% of base salary – Generally reserved for those with middle management responsibilities. Examples: Financial Center Managers II-V, Commercial Lenders II – III
	•	Level 5: Target of 20%, up to 40% - For certain middle to senior management positions having significant functional responsibilities
	•	Level 6: Target of 25%, up to 50% - For higher levels of senior management having significant functional responsibilities
	•	Level 7: Target of 30%, up to 60%- Financial Service affiliate executives, certain other Senior Management within a Region

	•	Level 7A: Target of 35%, up to 70%- For Regional Presidents, and certain Financial Service affiliate executives, certain Executive Committee members
	•	Level 8: Target of 40%, up to 80% - Regional Presidents with additional responsibilities, certain Executive Committee members
	•	Level 9: Target of 50%, up to 100% - Certain Executive Committee members
	•	Level 10: Target of 60%, up to 120% - Certain Executive Committee members
	•	Level 11: Target of 70%, up to 140% - CEO, Sky Financial Group

Sky Insurance:
	•	Level 45: up to 6%- Sky Insurance Ohio Region non-producers

Performance Goals	Performance goals may be set in any of five general categories:
	•	Corporate goals, which reflect, measured results for the corporation and therefore emphasize teamwork and cooperation among all Participants.
	•	Regional goals, which reflect the measured results for a region and therefore focus on results of a specific region.
	•	District goals, which reflect the measured results for a district and therefore focus on results of a specific district.
	•	Group goals, which reflect the measured results for a group and therefore focus on results of a specific group.
	•	Individual goals, which reflect the measured results of personal results by a single Participant.

Each Participant’s total opportunity can be based on any of the above types of goals selected by the CEO, at his sole discretion. The mix and weighting of the types of goals and/or their use in determining awards need not be the same for all Participants or any group of Participants.

Goal Achievement	Goals will have three general levels of achievement. Award opportunities for results achieved between these levels will be interpolated. All goals and opportunity levels shall be reviewed and established in light of existing economic conditions and the company’s then existing strategic objectives so that the Program retains its purpose of motivating and rewarding employees for producing those realistic, focused results.
	•	Program “Entry” (describes the minimum result necessary to generate an incentive award.
	•	Program “Target” (a.k.a. “goal”) describes a stretch goal that is set in conjunction with the company’s business plan.
	•	Program “Maximum” describes outstanding results for which the maximum available incentive awards will be payable.
	•	Linkage has been created between the goals to ensure concentration on all of the performance measures. Performance under 50% of any goal will offset total payout. (*except in “funded” Trust scorecards and in Sky Insurance)
	•	“Uncapped” goals and results are available to employee groups meeting the following criteria: must be able to measure relationship between profit produced and incentive paid (revenue, volume, quantity, quality, margin, etc.)

Eligibility	All full-time and part-time, regular, non-commissioned based employees are eligible to participate in the incentive compensation program from the time of hire or assignment to the position. Employees must meet expectations as determined by their performance evaluations with a minimum performance rating of a “2” for continued participation in the Program. Since the purpose of the Program is retention, an employee must remain continuously employed until the date that incentives are paid - typically in February of the following year - to receive his or her incentive compensation payment, unless the Company terminates the employee after year end but before the incentive is paid, due to a restructuring or reduction in force.

Administrative Authorities	The CEO of Sky Financial Group, at his discretion, is responsible for administration of the Program, with oversight by the Compensation Committee of the Board of Directors, and subject to the authority reserved by the Compensation Committee in its Charter, the CEO is authorized to:

• Determine individuals’ eligibility to participate and to receive incentive compensation payments;
• Approve payments under the Program and adjust accordingly if overpayments occur as a result of semi-annual progress payments;
• Interpret and apply the language of this document in individual situations and resolve any ambiguities; and,
• Approve continuation of the Program from year to year and substantive modifications to the Program language.

Program Year	The incentive compensation program operates on a Calendar-year basis (January 1 through December 31) and will be reviewed or modified, as appropriate, annually.

Payment Timing	This is an annual program that provides incentive compensation for employees who meet or exceed the defined goals of the program. Incentive compensation will be paid after the close of the Program Year, but no later than February 15.

Mid-Year Progress Payments	To provide ongoing incentive throughout the Program Year, Sky Financial Group may make mid-year progress payments to eligible employees at incentive levels 1, 2, and 3 based on the June 30 year-to-date performance.

Employees will be eligible for mid-year progress payments based on actual performance results against projected YTD performance results. These results are then divided by 2 and a 25% hold back is applied. This is an annual Program with mid-year progress payments netted out.

Mid-Year Progress Payment Calculation	Mid-year progress payments will be calculated as follows for a level 1 employee (4% at “target”) with a $20,000 annual salary:

	Year to date performance for first half	= 100% (at “target” performance for all goals)

	June YTD Earnings	=$10,000
	4% of $10,000	=$400
	Multiply by .75 (hold back)	= $300 Mid-Year Progress Payment

Net Year-End Award	At year-end, total incentive earned will be calculated based on full year’s Eligible Earnings. Subtract the mid-year progress payment and the difference is the net year-end award.

Example:
Year End Performance = 150% of “target”
(Or 4% X 150% = 6%)

Total Earnings= $20,000
6% x 20,000 = $1,200
Minus
	Mid-year progress payment =	$300
	Net Year End Incentive Payout =	$900

Adjusting of Goals	Goals may be adjusted during the Program Year by the CEO, at his sole discretion for circumstances such as restructuring, acquisitions, and General Ledger reclassifications. The CEO also may adjust forecasts if unforeseen negative events affecting performance should occur. Changes to goals will be infrequent. The approval of the CEO is required to make any changes.

“Windfalls”	The CEO reserves the right to adjust the credit on unusual transactions (“windfalls”), in his sole discretion, to reflect more appropriately the amount of effort involved. The possibility of such an adjustment will be communicated as soon as the circumstances are evident to management.

Tracking and Reporting	All tracking and reporting at Sky Financial Group will be administered by local management in conjunction with the Corporate Finance Officer and the Director of Compensation. Tracking and reporting will be communicated on a frequent basis.

Partial-Year Participation for New Employees, Leaves of Absence, Transfers, and Retirees	The Program is predicated on full-year effort and eligible Participant incentives will be based on full-year results. In order to be eligible to receive incentive compensation, a Participant must have been employed during the incentive period and remain continuously employed until the date in which incentives are paid - typically in February of the following year. However, certain exceptions may apply, as described below, or as approved by the CEO.

New Hires	Employees are eligible for participation in the incentive compensation program as soon as they are assigned to an eligible position. Their year-end incentive earnings will be based on actual, eligible compensation received during the Program Year.

Leave of absence	An Employee may be eligible to participate in the Incentive Compensation Program for a Program Year during which he or she takes a leave of absence. However, neither short-term nor long-term disability earnings will be included in Eligible Earnings.

Transfers	Transfers make the Participant eligible for prorated incentive compensation. If an employee transfers to another department and/or region (within the same affiliate or another affiliate), or changes positions resulting in an incentive level change and/or incentive model change - at any time throughout the Program Year, his/her incentive compensation under this Incentive Compensation Program will be prorated based on year-end results.

At the end of the year, the amount of the annual award will be determined from the Incentive Compensation Program. The prorated partial-year payment will be determined using this formula:

	Number of full months in position/model/level	X annual award
12

Payments will be calculated at year-end and paid at the same time as other Participants.

Retirees	A retiree is eligible for incentive compensation for the Program Year in which he or she retires, based on Eligible Earnings for that Year. The CEO, at his sole discretion, may determine to make an incentive compensation payment to a Participant who retires during the year and: (i) has received a performance rating of at least a 3, (ii) has attained age 55 with at least 10 years of service with the Company, or age 65 with at least 5 years of service, and (iii) is not entitled to receive severance payments.

Program Continuation	Sky Financial Group’s management intends that this Program, in current or modified form will be continued from year to year. Continuation will be formally evaluated at the conclusion of each Program Year. Management may decide to discontinue the Program any time it no longer serves the Company’s interests; however, a decision to discontinue the Program shall not affect incentive amounts earned in the just concluded Program Year, but not yet paid.

Eligible Earnings	Eligible Earnings include base salary and overtime earnings. It excludes Blue Skies awards, bonuses, commissions, skill-based pay, and short-term disability earnings. Base salary and overtime earned during a period of non-performance (at the “1” rating) are not considered Eligible Earnings for the year-end calculation.

Employment Status	Nothing in this Program shall change the normal employee/employer relationship or be interpreted as a guarantee of continued employment. Nor shall the payment of incentive compensation awards be construed as an indication that overall job performance is satisfactory.

Tax Withholding	All applicable income, payroll and other taxes will be withheld from incentive compensation payments.

Employer-Specific	An employer within the Sky Financial Group may specify in writing, with the

Criteria	approval of the CEO, additional or different criteria for eligibility to participate, Eligible Earnings, plan administration and applicable formulas.